Exhibit 3

Names and Addresses of the Underwriters

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Morgan Stanley & Co. LLC

1585 Broadway Avenue,

New York, New York 10036